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Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Reports Record Revenue and Earnings
Fourth Quarter Net Income Increases 19 Percent

        MEMPHIS, Tenn., June 24, 2003... FedEx Corporation (NYSE: FDX) today reported earnings of $0.92 per diluted share for the quarter ended May 31, compared to $0.78 per diluted share reported last year.

Fourth Quarter Results

        FedEx Corp. reported the following consolidated results for the fourth quarter:

  •
  Revenue of $5.83 billion, up 8% from $5.42 billion the previous year

  •
  Operating income of $492 million, up 18% from $416 million a year ago

  •
  Net income of $280 million, up 19% from last year's $236 million

        Total average daily package volume at FedEx Express and FedEx Ground grew a combined 5% year over year for the quarter, due to continued strong growth at Ground and in international express shipments.

Full Year Results

        For the full fiscal year, FedEx Corp. reported earnings of $2.74 per diluted share. Last year's reported earnings were $2.34 per diluted share including a non-cash charge from an accounting change of $0.05. Additional consolidated results for the fiscal year were:

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  •
  Revenue of $22.5 billion, up 9% from $20.6 billion the previous year

  •
  Operating income of $1.47 billion, up 11% from $1.32 billion a year ago

  •
  Net income of $830 million, up 17% from last year's $710 million

        "FedEx achieved record earnings during the year, as the company advanced its strategy of being a full service transportation company with the broadest choices in the industry," said Frederick W. Smith, chairman, president and chief executive officer. "Our strategy execution enabled the company to improve its revenue, earnings and returns during the year, posting a strong performance despite challenging economic conditions."

        "FedEx's return on invested capital improved in fiscal 2003, as earnings continued to increase and the company's capital intensity declined," said Alan B. Graf, Jr., executive vice president and chief financial officer. "We believe that our efforts, combined with an improving economy, will provide FedEx improved profitability and cash flow."

        Capital spending in fiscal 2003 was $1.5 billion, marking the fifth consecutive year of reduced capital expenditures. The company generated solid positive cash flow during the year despite over $1 billion in pension contributions. The company also repurchased 3.275 million shares of FedEx stock at a cost of $186 million, disbursed $60 million in cash dividends, and increased its cash level by $207 million during 2003. A total of 3.375 million shares remain under the existing share repurchase authorization.

        The company recently announced that it would offer two new programs at FedEx Express during fiscal 2004 to enable the company to continue resizing its U.S. organization and improve profitability. The first program will be a voluntary retirement option with an enhanced pension package to certain groups of employees

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age 50 or older. The second program will offer voluntary severance incentives to eligible employees. Both programs are limited to salaried U.S. staff and some management employees at FedEx Express. Depending on employee acceptance rates, the pretax charge for these programs is estimated to be in a range of $230 million to $290 million in fiscal 2004, with most of the charge to be incurred in the first half of the fiscal year. Approximately one-third of the pretax charge will be cash, with the remainder of the charge relating primarily to pension and post-retirement healthcare liabilities. The estimated savings from these programs are expected to be $100 million to $130 million in fiscal 2004, primarily in the second half of the fiscal year. The resulting net cost of these programs in fiscal 2004 is expected to be $130 million to $160 million. In fiscal 2005 and beyond, the estimated annual savings from these programs are expected to be $150 million to $190 million.

Outlook

        During fiscal 2004, the company expects the U. S. economy to remain sluggish in its first fiscal quarter. Year-over-year economic improvement is expected to be evident in the second half of fiscal 2004, although sequential improvement may come earlier. The company believes that the fundamentals are in place for economic acceleration in the U.S. in the second half of fiscal 2004, including supportive conditions in the overall financial market, the recently approved tax stimulus package, continued accommodative monetary stance and improved consumer confidence.

        As previously disclosed, the company expects significant increases in pension and healthcare costs in fiscal 2004, the impacts of which will be realized throughout all four quarters. Earnings are expected to be $0.52 to $0.60 per diluted share in the first quarter, although the company continues to be concerned about the current state of the economy and June volume trends at Ground and Freight are tracking slightly below management's expectations. Earnings for the year are expected to be $3.00 to $3.15 per diluted share, as previously forecast.

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        Both earnings ranges exclude the net impact from the FedEx Express voluntary early retirement and severance programs. Including the expected net cost of these programs of $0.25 to $0.30 per diluted share for fiscal 2004, earnings for the year are expected to be $2.70 to $2.90 per diluted share. Because eligible employees can accept these programs in either the first or second quarter of fiscal 2004, the net cost of these programs in the first quarter cannot be estimated. The company believes that excluding the net cost of these non-recurring programs from our earnings guidance will allow more meaningful comparison to prior periods of our expected operating performance in fiscal 2004.

        Capital spending for fiscal 2004 is forecast to be approximately $1.7 billion, with most of the year-over-year increase due to the previously announced multi-year expansion of the FedEx Ground network and to increased investment in information technology.

FedEx Express

        For the fourth quarter, FedEx Express reported:

  •
  Revenue of $4.26 billion, up 6% from last year's $4.00 billion

  •
  Operating income of $297 million, up 26% from $236 million a year ago

        Despite one fewer operating day, FedEx Express fourth quarter operating margin increased to 7.0% this year from 5.9% last year. The increase was due to higher fuel surcharge revenue, strong FedEx International Priority® (IP) revenue growth, improved trends in salaries and employee benefits and maintenance expense and the effect of management cost control actions.

        Higher fuel surcharge revenue provided a $50 million net benefit to operating income in the fourth quarter. However, higher net fuel costs negatively impacted operating income by $24 million for the full year, as fuel surcharge revenue increases were not

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sufficient to offset higher jet fuel prices. These differences are due to the introduction of a dynamic international fuel surcharge and the timing lag that exists between when the company buys fuel and when the dynamic fuel surcharge indexes automatically adjust.

        FedEx IP average daily package volume grew more than 6% in the fourth quarter, led by 16% growth in Asia. FedEx IP revenue per package grew 10% for the quarter, primarily due to exchange rate differences and increased fuel surcharges. U.S. domestic express average daily package volume declined less than 1% during the quarter. U.S. domestic express package yield for the quarter improved 4% due to higher fuel surcharges and an increase in base rates.

FedEx Ground

        For the fourth quarter, FedEx Ground reported:

  •
  Revenue of $880 million, up 18% from last year's $743 million

  •
  Operating income of $150 million, up 17% from $128 million a year ago

        FedEx Ground average daily package volume grew 13% in the fourth quarter, about 40% of which was attributable to FedEx Home Delivery growth. Yield per package increased 5%. Operating margin was 17.0% for the quarter. FedEx Ground management continues to focus on improving productivity and on closely managing its costs.

        FedEx Home Delivery was profitable in fiscal 2003, as coverage for this network was expanded to nearly 100% of the U.S. population during the year. There are now approximately 41,000 shippers that use the service, nearly double the number from a year ago.

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FedEx Freight

        For the fourth quarter, FedEx Freight reported:

  •
  Revenue of $547 million, up 5% from last year's $522 million

  •
  Operating income of $48 million, down 6% from $51 million a year ago

        FedEx Freight average daily shipments decreased 3% compared to last year's fourth quarter, reflecting the impact of the economy on its customers. Yield improved 10% over the previous year due to general rate increases, favorable contractual renewals, higher fuel surcharge revenues and additional volume from its premium longer-haul EZ Flyer service. Fourth quarter results included $2 million in rebranding expenses, bringing the total fiscal 2003 rebranding cost to $14 million. The FedEx Freight operating margin was 8.7% in the fourth quarter compared with a 9.8% operating margin a year ago, primarily due to higher employee benefits costs and to one fewer operating day in this year's quarter.

        FedEx Freight continues to expand its service offerings in collaboration with other FedEx companies. The latest offering is Ocean Ground Distribution which provides distribution from Asia to virtually all continental U. S. ZIP codes, employing the services of FedEx Freight, FedEx Trade Networks and FedEx Ground. A streamlined alternative to traditional ocean services from Asia, this service helps customers reduce inventory cycle time and the need for brick and mortar U.S. distribution facilities.

Corporate Overview

        With annual revenues of $22 billion, FedEx Corp. is the premier global provider of transportation, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package

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ground delivery service; FedEx Freight, the largest U.S. provider of regional less-than-truckload freight services; FedEx Custom Critical, North America's largest provider of expedited time-critical shipments; and FedEx Trade Networks, North America's largest customs broker and a provider of international freight forwarding and trade facilitation services. FedEx ranked highest in the J.D. Power and Associates 2002 Small Package Delivery Service Business Customer Satisfaction StudySM in the categories of air, ground and international delivery services.

        Additional information and operating data are contained in the company's annual report, Form 10-K, Form 10-Qs and fourth quarter FY2003 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on June 24, are available on the company's Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.

        Certain statements in this press release may be considered forward-looking statements, such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, any impacts on the company's business resulting from the timing, speed and magnitude of the U.S. domestic economic recovery, the extent to which eligible employees participate in the company's voluntary retirement and severance programs, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, the impact of rising fuel prices, our ability to match capacity to shifting volume levels, the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act and other factors which can be found in FedEx Corp.'s and its subsidiaries' press releases and filings with the SEC.

Media Contact: Shirlee Clark 901-818-7463
Investor Contact: Jim Clippard 901-818-7468
Home Page: fedex.com

FEDEX CORP. FINANCIAL HIGHLIGHTS

Fourth Quarter Fiscal 2003
(In millions, except earnings per share)

	Three Months Ended May 31			Year Ended May 31
	2003	2002	%	2003	2002	%
	(Unaudited)
Revenue:
FedEx Express	$4,255	$3,999	6%	$16,351	$15,327	7%
FedEx Ground	880	743	18%	3,413	2,711	26%
FedEx Freight	547	522	5%	2,120	1,960	8%
Other	148	152	(3)%	603	609	(1)%

Total Revenue	5,830	5,416	8%	22,487	20,607	9%
Operating Expenses:
Salaries and employee benefits	2,485	2,386	4%	9,778	9,099	7%
Purchased transportation	553	474	17%	2,155	1,825	18%
Rentals and landing fees	442	432	2%	1,803	1,780	1%
Depreciation and amortization	340	345	(1)%	1,351	1,364	(1)%
Fuel	367	283	30%	1,349	1,100	23%
Maintenance and repairs	329	330	(0)%	1,398	1,240	13%
Airline stabilization compensation	—	—	NM	—	(119)	NM
Other	822	750	10%	3,182	2,997	6%

Total Operating Expenses	5,338	5,000	7%	21,016	19,286	9%
Operating Income:
FedEx Express	297	236	26%	786	811	(3)%
FedEx Ground	150	128	17%	495	337	47%
FedEx Freight	48	51	(6)%	178	168	6%
Other	(3)	1	NM	12	5	NM

Total Operating Income	492	416	18%	1,471	1,321	11%
Other Income (Expense):
Interest, net	(30)	(30)	—	(118)	(139)	(15)%
Other, net	(11)	(15)	(27)%	(15)	(22)	(32)%

Total Other Income (Expense)	(41)	(45)	(9)%	(133)	(161)	(17)%

Pretax Income	451	371	22%	1,338	1,160	15%
Provision for Income Taxes	171	135	27%	508	435	17%

Income Before Goodwill Accounting Change	280	236	19%	830	725	14%
Net Income	$280	$236	19%	$830	$710	17%

Diluted Earnings Per Share:
Income Before Accounting Change	$0.92	$0.78	18%	$2.74	$2.39	15%
Cumulative Effect of Accounting Change	—	—	NM	—	(0.05)	NM

Diluted Earnings Per Share	$0.92	$0.78	18%	$2.74	$2.34	17%

Weighted Average Common and Common Equivalent Shares	303	304	(0)%	303	303	—
Capital Expenditures	$337	$314	7%	$1,511	$1,615	(6)%

FEDEX CORP. OPERATING HIGHLIGHTS

Fourth Quarter Fiscal 2003
(In thousands, except yield, weight and operating weekdays)

	Three Months Ended May 31			Year Ended May 31
	2003	2002	%	2003	2002	%
	(Unaudited)
FEDEX EXPRESS
Operating Weekdays	64	65	(2)%	254	255	(0)%
AVG DAILY VOLUME/POUNDS
Average Daily Package Volume:
U.S. Overnight Box	1,180	1,179	0%	1,176	1,170	1%
U.S. Overnight Envelope	687	702	(2)%	679	699	(3)%
U.S. Deferred	863	859	0%	897	868	3%

Total U.S. Domestic Package	2,730	2,740	(0)%	2,752	2,737	1%
International Priority	380	357	6%	369	340	9%

Total Average Daily Packages	3,110	3,097	0%	3,121	3,077	1%

Average Daily Freight Pounds:
U.S.	8,324	9,145	(9)%	8,969	7,736	16%
International	2,224	2,138	4%	2,174	2,082	4%

Total Avg Daily Freight Pounds	10,548	11,283	(7)%	11,143	9,818	13%

YIELD
Revenue Per Package:
U.S. Overnight Box	$18.43	$17.86	3%	$18.18	$17.90	2%
U.S. Overnight Envelope	10.16	9.78	4%	9.95	9.84	1%
U.S. Deferred	11.40	10.89	5%	11.02	10.77	2%

Total U.S. Domestic Package	14.13	13.60	4%	13.82	13.58	2%
International Priority	48.74	44.24	10%	46.59	44.16	6%

Composite Package Yield	$18.36	$17.13	7%	$17.69	$16.96	4%

Revenue Per Freight Pound:
U.S.	$0.73	$0.64	14%	$0.69	$0.65	6%
International	0.75	0.70	7%	0.72	0.72	—

Composite Freight Yield	$0.73	$0.65	12%	$0.69	$0.66	5%

FEDEX GROUND
Operating Weekdays	64	64	—	252	253	(0)%
Average Daily Package Volume	2,125	1,874	13%	2,168	1,755	24%
Yield	$6.47	$6.19	5%	$6.25	$6.11	2%
FEDEX FREIGHT
Operating Weekdays	64	65	(2)%	252	253	(0)%
Average Daily Shipments	56	58	(3)%	56	56	—
Weight Per Shipment (lbs)	1,120	1,116	0%	1,114	1,114	—
Yield (Revenue/CWT)	$13.69	$12.50	10%	$13.40	$12.41	8%
FEDEX CORP.
Average Full-Time Equivalents (FTEs)	189	186	2%	191	185	3%

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEET

Fourth Quarter Fiscal 2003
(In millions)

	Year Ended May 31
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$538	$331
Other current assets	3,403	3,334

Total Current Assets	3,941	3,665
Net Property and Equipment	8,700	8,302
Other Assets	2,744	1,845

	$15,385	$13,812

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
Current portion of long-term debt	$308	$6
Other current liabilities	3,027	2,847

Total Current Liabilities	3,335	2,853
Long-Term Debt, Less Current Portion	1,709	1,800
Deferred Income Taxes and Other Liabilities	3,053	2,614
Total Common Stockholders' Investment	7,288	6,545

	$15,385	$13,812

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS

Fourth Quarter Fiscal 2003
(In millions)

	Year Ended May 31
	2003	2002
Operating Activities:
Net income	$830	$710
Noncash charges (credits):
Depreciation and amortization	1,351	1,364
Other, net	434	209
Changes in operating assets and liabilities, net	(744)	(55)

Net cash provided by operating activities	1,871	2,228

Investing Activities:
Capital expenditures	(1,511)	(1,615)
Business acquisitions, net of cash acquired	—	(35)
Proceeds from asset dispositions	22	27
Other, net	(1)	11

Net cash used in investing activities	(1,490)	(1,612)

	381	616
Financing Activities:
Dividends paid	(60)	—
Other, net	(114)	(406)

Net cash used in financing activities	(174)	(406)

Net increase in cash and cash equivalents	207	210
Cash and cash equivalents at beginning of period	331	121

Cash and cash equivalents at end of period	$538	$331

FEDEX EXPRESS FINANCIAL HIGHLIGHTS

Fourth Quarter Fiscal 2003
(In millions, except FTEs)

	Three Months Ended May 31			Year Ended May 31
	2003	2002	%	2003	2002	%
	(Unaudited)
Revenue	$4,255	$3,999	6%	$16,351	$15,327	7%
Operating Expenses:
Salaries and employee benefits	1,747	1,680	4%	6,855	6,467	6%
Purchased transportation	163	140	16%	608	562	8%
Rentals and landing fees	382	373	2%	1,548	1,524	2%
Depreciation and amortization	201	204	(1)%	801	806	(1)%
Fuel	333	261	28%	1,231	1,009	22%
Maintenance and repairs	247	262	(6)%	1,084	980	11%
Airline stabilization compensation	—	—	NM	—	(119)	NM
Intercompany charges	346	342	1%	1,347	1,332	1%
Other	539	501	8%	2,091	1,955	7%

Total Operating Expenses	3,958	3,763	5%	15,565	14,516	7%

Operating Income	297	236	26%	786	811	(3)%
Other Income (Expense):
Interest, net	(11)	(14)	(21)%	(44)	(56)	(21)%
Other, net	(17)	(16)	6%	(53)	(52)	2%

	(28)	(30)	(7)%	(97)	(108)	(10)%

Pretax Income	269	206	31%	689	703	(2)%
Provision for Income Taxes	101	74	36%	258	260	(1)%

Net Income	$168	$132	27%	$431	$443	(3)%

Operating Margin	7.0%	5.9%		4.8%	5.3%
Average Full-Time Equivalents (000s)	119	120	(1)%	120	120	—

FEDEX GROUND FINANCIAL HIGHLIGHTS

Fourth Quarter Fiscal 2003
(In millions)

	Three Months Ended May 31			Year Ended May 31
	2003	2002	%	2003	2002	%
	(Unaudited)
Revenue	$880	$743	18%	$3,413	$2,711	26%
Operating Expenses:
Salaries and employee benefits	161	141	14%	637	532	20%
Purchased transportation	328	274	20%	1,294	1,032	25%
Rentals	17	16	6%	79	71	11%
Depreciation and amortization	40	34	18%	153	132	16%
Fuel	4	1	NM	11	4	NM
Maintenance and repairs	22	18	22%	86	73	18%
Intercompany charges	79	61	30%	329	238	38%
Other	79	70	13%	329	292	13%

Total Operating Expenses	730	615	19%	2,918	2,374	23%

Operating Income	$150	$128	17%	$495	$337	47%

Operating Margin	17.0%	17.2%		14.5%	12.4%

FEDEX FREIGHT FINANCIAL HIGHLIGHTS

Fourth Quarter Fiscal 2003
(In millions)

	Three Months Ended May 31			Year Ended May 31
	2003	2002	%	2003	2002	%
	(Unaudited)
Revenue	$547	$522	5%	$2,120	$1,960	8%
Operating Expenses:
Salaries and employee benefits	322	308	5%	1,255	1,170	7%
Purchased transportation	18	16	13%	68	57	19%
Rentals	15	16	(6)%	65	64	2%
Depreciation and amortization	22	21	5%	83	86	(3)%
Fuel	25	18	39%	89	72	24%
Maintenance and repairs	29	25	16%	113	90	26%
Intercompany charges	2	2	—	13	8	63%
Other	66	65	2%	256	245	4%

Total Operating Expenses	499	471	6%	1,942	1,792	8%

Operating Income	$48	$51	(6)%	$178	$168	6%

Operating Margin	8.7%	9.8%		8.4%	8.6%

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FedEx Corp. Reports Record Revenue and Earnings Fourth Quarter Net Income Increases 19 Percent
FEDEX CORP. FINANCIAL HIGHLIGHTS
FEDEX CORP. OPERATING HIGHLIGHTS
FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEET
FEDEX CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FEDEX EXPRESS FINANCIAL HIGHLIGHTS
FEDEX GROUND FINANCIAL HIGHLIGHTS
FEDEX FREIGHT FINANCIAL HIGHLIGHTS